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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

     AMERICAN COLOR GRAPHICS REPORTS FIRST QUARTER FISCAL YEAR 2005 RESULTS

BRENTWOOD, TN, August 10, 2004 - ACG Holdings, Inc. and American Color Graphics, Inc. today reported financial results for the first fiscal quarter ended June 30, 2004.

Print Segment Results. Our print segment's (Print) first quarter production volume decreased approximately 14% as compared to the prior year, which was largely due to share losses related to aggressive competitor pricing. In addition, we have experienced increases in the level of customer supplied paper and the continued impact of competitive pricing within our industry, both of which have negatively impacted our reported revenues in the quarter. These items were partially offset by increased paper prices.

As a result, Print revenue during the quarter was $97.2 million and value-added revenue was $48.6 million, representing declines of 10% and 14%, respectively, as compared to the prior year.

Print EBITDA during the quarter was $9.9 million compared to $15.4 million in the prior year, representing a decline of $5.5 million.

Stephen Dyott, Chairman and CEO commented: "Although our first quarter print results are weak compared to the same period last year, the results exceeded our expectations and budget projections. Volume losses driven by the aggressive pricing of major competitors has had, and will continue to have through this calendar year, a significant negative impact on our sales and profitability. We continue to improve our cost position. Our aggressive cost reduction efforts and focus on new service offerings have offset the impact of price reductions. We are, however, unable to offset the income impact of volume losses that were driven by the aggressive pricing strategies of our competitors. We have changed our strategy in response to our competitors' aggressiveness and expect to regain volume in the next calendar year."

Premedia Services Segment Results. Premedia Services revenue during the first quarter was $13.6 million as compared to $13.3 million reported last year. Included in the improved revenue results were volume gains in our premedia packaging business, which were offset in part, by the continuance of competitive pricing in the premedia segment.

Premedia Services EBITDA increased to $3.1 million during the first quarter compared to $2.7 million in the prior year, representing improved EBITDA performance of approximately 14%.

In addition to the items previously noted in the revenue area, the improvement in Premedia profitability included the continuance of disciplined and focused cost management across the segment. In particular, we have reduced our premedia selling, general and administrative expenses by approximately 21% versus the prior year.

Other Operations Results. In addition to the Print and Premedia segment EBITDA results, we recorded corporate general and administrative expenses of $0.7 million in the first quarter, which is comparable to the level of corporate general and administrative expenses reported in the prior year.

Consolidated Results. On a consolidated basis, revenues for the Company in the first quarter were $110.8 million in the first quarter compared to $121.7 million in the prior year, representing a decline of approximately 9%. Consolidated EBITDA in the first quarter declined to $12.3 million versus $16.9 million reported in the prior year.



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We recorded a consolidated net loss in the first quarter of $2.2 million as compared to net income in the prior year of $3.1 million. In addition to the segment operating results, our consolidated net loss included increased interest expense of approximately $1.1 million versus the prior year quarter due primarily to the increased levels of indebtedness related to the July 2003 refinancing. In addition, our income tax expense decreased approximately $0.3 million primarily as a result of lower U.S. and foreign taxable income. It should also be noted that the prior year quarter included discontinued operations losses of $0.5 million, which were not applicable this year.

We ended the June quarter with total debt of $305.6 million, which represents an increase in debt in the quarter of $7.3 million. In addition to the $12.3 million of reported EBITDA, other sources and uses of cash during the quarter included (1) cash interest payments of $14.7 million, including our June 15th semi-annual interest payment on the Notes of $14.0 million, (2) cash capital expenditures of $1.2 million, (3) pension contributions of $1.7 million, (4) restructuring payments of $1.5 million, (5) cash taxes of $0.2 million, and (6) working capital and other balance sheet net cash uses of $0.3 million.

At June 30, 2004, we had borrowings outstanding under our Revolving Credit Facility of $8.3 million. We had letters of credit outstanding of $29.3 million. As a result, we continue to maintain a strong liquidity position with additional borrowing capacity under the Revolving Credit Facility at June 30th of $32.4 million.

At June 30, 2004 we were in compliance with all of our Bank covenants and anticipate continued compliance for the foreseeable future.

Reconciliations of Non-GAAP Measures to GAAP Measures

EBITDA is defined as earnings before net interest expense, income tax expense, depreciation and amortization. We have included EBITDA because it is a key metric that management uses in measuring our performance and because we believe that investors regard EBITDA as a key measure of a leveraged company's performance and ability to meet its debt service requirements. EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles. You should not consider it an alternative to net income as a measure of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity. Our calculation of EBITDA may be different from the calculation used by other companies and therefore comparability may be limited.

The following table reconciles EBITDA to net income (loss) for the periods indicated (in millions):

                                                     PREMEDIA
                                          PRINT      SERVICES       OTHER        TOTAL
                                          -----      --------       -----        -----
THREE MONTHS ENDED JUNE 30, 2004
 EBITDA                                   $ 9.9         3.1          (0.7)       12.3
    Depreciation and amortization          (5.0)       (0.8)         (0.1)       (5.9)
    Interest expense, net                    --          --          (8.3)       (8.3)
    Income tax expense, net                  --          --          (0.3)       (0.3)
                                          -----        ----          ----        ----
NET INCOME (LOSS)                         $ 4.9         2.3          (9.4)       (2.2)
                                          =====        ====          ====        ====

THREE MONTHS ENDED JUNE 30, 2003
 EBITDA                                   $15.4         2.7          (1.2)       16.9
    Depreciation and amortization          (5.1)       (0.9)         (0.1)       (6.1)
    Interest expense, net                    --          --          (7.2)       (7.2)
    Income tax expense, net                  --          --          (0.5)       (0.5)
                                          -----        ----          ----        ----
NET INCOME (LOSS)                         $10.3         1.8          (9.0)        3.1
                                          =====        ====          ====        ====


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We have included value-added revenue ("VAR") information to provide a better understanding of sales activity within our print segment. VAR is a non-GAAP measure and is defined as Print sales less the cost of paper, ink and subcontract services. We generally pass these expenses through to our customers. We have also included print impressions because we use this as an internal measure of production throughput. Although we believe print impressions to be indicative of overall production volume, total impressions may not be fully comparable period to period due to (1) differences in the type, performance and width of press equipment utilized and (2) product mix produced.

         The following table reconciles Print Segment VAR to Print Segment Sales for the periods indicated:

                                                             THREE MONTHS ENDED
                                                                  JUNE 30,
                                                          ------------------------
                                                             2004          2003
                                                          ---------     ----------
                                                                (In millions)
        Print Segment Sales                               $    97.2          108.4
          Paper, Ink and Subcontract Costs                     48.6           51.7
                                                          ---------     ----------
        Print Segment VAR                                 $    48.6           56.7
                                                          =========     ==========


         The following table reflects our print impressions for the periods indicated:

                                                             THREE MONTHS ENDED
                                                                  JUNE 30,
                                                          ------------------------
                                                             2004          2003
                                                          ---------    -----------
                                                               (In millions)
        Print Impressions                                     2,861          3,323





ACG Holdings is the parent company of American Color Graphics and American
Color.

American Color Graphics is one of the leading printers of advertising inserts and newspaper products in the United States. The Company's production facilities print and distribute products such as weekly retail advertising inserts, Sunday comic sections, comic books and other publications for many of the country's retailers and major newspapers.

American Color is one of the most technologically advanced providers of premedia services in the United States. Our Premedia Services segment provides our customers with a complete solution for the preparation and management of materials for printing, including the capture, manipulation, transmission and distribution of images.





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Forward-Looking Statements

This release contains certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words "anticipate," "believe," "expect," "estimate," "project," and similar expressions are generally intended to identify forward-looking statements. The forward-looking statements in this release include statements related to future financial condition and operating results.

Economic, business, competitive and/or regulatory factors affecting the Company's businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these and other factors is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2004, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Conference Call Details

The Company will hold a conference call for investors at 11:00 a.m. EST on Wednesday, August 11, 2004, to discuss details regarding the Company's performance for the quarter ended June 30, 2004. The call may be accessed by telephone dial-in with the capability to participate in the question and answer portion of the call. The telephone dial-in number for participants in the United States is 877-546-1565 and the pass-code confirmation # is 3770377. The telephone dial-in number for participants outside the United States is 630-395-0018 and the pass-code confirmation # is 3770377.

An audio replay of the conference call will be available for a one week period after the call. The dial-in number for participants in the United States is 800-841-8616. The audio replay dial-in number for participants outside the United States is 402-280-9940. The financial information discussed on that call can be accessed at http://www.amcg.com.